Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LRR ENERGY, L.P.

This Certificate of Limited Partnership of LRR Energy, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”), by LRE GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  The General Partner DOES HEREBY CERTIFY as follows:

1.             The name of the limited partnership is LRR Energy, L.P.

2.                                       The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of Registered Agent	Address of Registered Office

The Corporation Trust Company	Corporation Trust Center
Corporation Trust Center	1209 Orange Street
1209 Orange Street	Wilmington, DE 19801
Wilmington, DE 19801

3.             The name and business address of the General Partner are as follows:

LRE GP, LLC Heritage Plaza, Suite 4600 1111 Bagby Street Houston, Texas 77002

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 28th day of April, 2011.

GENERAL PARTNER:

LRE GP, LLC

By:	/s/ Morrow B. Evans
Name:	Morrow B. Evans
Title:	Chief Financial Officer